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ADDENDUM TO THE CUSTODIAN AGREEMENT

THIS ADDENDUM TO THE CUSTODIAN AGREEMENT dated August 16, 1979 between IDS High Yield Tax-Exempt Fund, Inc. (the Corporation) and First Bank National Association (the Custodian) is made pursuant to
Section 12 of the Agreement to reflect the Corporation's arrangement of investing all of its assets in a master trust.

American Express Financial Corporation (AEFC) serves as administrator for the Corporation and for the master trust in which the Corporation invests.

The Corporation, the Custodian and AEFC agree as follows:

The parties to this Agreement acknowledge that, so long as the Corporation invests all of its assets in a master trust, the only assets held by the Corporation will be units of the master trust. The parties agree that the Custodian is entitled to rely upon AEFC for an accounting of the number of units held, purchased or redeemed by the Corporation and to delegate to AEFC responsibility for all reporting to the Corporation. AEFC agrees to indemnify and hold harmless the Custodian from all claims and liabilities incurred or assessed against the Custodian in connection with the accounting for and reporting to the Corporation by AEFC.

IN WITNESS WHEREOF, the Corporation, the Custodian and AEFC have caused this addendum to the Custodian Agreement to be executed on May 13, 1996 which shall remain in effect until terminated by one of the parties on written notice to the other parties to this Addendum.

IDS HIGH YIELD TAX-EXEMPT FUND, INC.

By _/s/ Leslie L. Ogg__________
        Leslie L. Ogg
        Vice President


FIRST BANK NATIONAL ASSOCIATION

By _/s/ Robert Spies___________
        Robert Spies
        Vice President


AMERICAN EXPRESS FINANCIAL CORPORATION

By _/s/ R W Kling______________
        Richard W. Kling
        Senior Vice President